UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                                Commission File Number 000-28328


                                  UROCOR, INC.
             (Exact name of registrant as specified in its charter)


                              840 RESEARCH PARKWAY
                          OKLAHOMA CITY, OKLAHOMA 73104
                    (Address of principal executive offices)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                   RIGHTS TO PURCHASE SERIES I PREFERRED STOCK
            (Title of each class of securities covered by this Form)


                                      NONE
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  |X|             Rule 12h-3(b)(1)(i)  |X|
         Rule 12g-4(a)(1)(ii) [ ]             Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(2)(i)  [ ]             Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(ii) [ ]             Rule 12h-3(b)(2)(ii) [ ]
                                              Rule 15d-6 --------  [ ]

Approximate number of holders of record as of the certification or notice date:
Zero (0)

Pursuant to the requirements of the Securities Exchange Act of 1934 DIANON Systems, Inc., as successor issuer to UroCor, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 9, 2001

DIANON SYSTEMS, INC.


By:  /s/ David R. Schreiber
    ---------------------------------------
    Name:  David R. Schreiber
    Title: Chief Financial Officer